Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL

MONARCH CASINO & RESORT, INC. (“MONARCH”)

OFFER TO EXCHANGE SPECIFIED OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS (the “Exchange Offer”)

If you previously elected to surrender eligible options for exchange in the Offer to Exchange Specified Outstanding Stock Options for New Stock Options, dated May 21, 2010  (the “Offer to Exchange document”) and you would like to withdraw your election to exchange one or more of your eligible stock option grants, you must notify Ronald Rowan, Chief Financial Officer and Treasurer on or before 9:00 p.m., Pacific Time, on June 18, 2010, unless Monarch extends the Exchange Offer (the “end of the election period”).  Any notice of withdrawal received after this deadline will not be accepted and all previously surrendered eligible options will be cancelled and exchanged pursuant to the terms and conditions of the Exchange Offer.

Please read this notice of withdrawal carefully, including the instructions that follow below.  If you desire to withdraw previously surrendered eligible options, you must submit this notice of withdrawal in accordance with its instructions and send it to Ronald Rowan, Chief Financial Officer and Treasurer by hand or by interoffice mail at Monarch Casino & Resort, Inc., 3800 South Virginia Street, Reno, NV  89502, or by email to RRowan@MonarchCasino.com.

The properly completed and duly executed notice of withdrawal must be received as specified above before the end of the election period, or if the Exchange Offer is extended by us in our sole discretion, the extended end of the election period. Your paper notice of withdrawal will be effective as of the date Monarch receives your properly completed and signed paper notice of withdrawal.

Notices of withdrawal submitted to other Monarch personnel (other than Ronald Rowan, Chief Financial Officer and Treasurer), are not permitted.  The delivery of all documents, including withdrawals, is at your own risk.

Monarch intends to confirm receipt of a paper notice of withdrawal within five business days after receipt. If you do not receive confirmation, or if you submit your paper notice of withdrawal less than five business days before the end of the election period, it is your responsibility to confirm that it has been received by emailing RRowan@MonarchCasino.com.

FOR THIS PAPER NOTICE OF WITHDRAWAL TO BE EFFECTIVE, THIS PAPER NOTICE OF WITHDRAWAL MUST BE COMPLETED, SIGNED AND RECEIVED BEFORE 9:00 p.m., PACIFIC TIME ON FRIDAY, JUNE 18, 2010 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

MONARCH CASINO & RESORT, INC. (“MONARCH”)

OFFER TO EXCHANGE SPECIFIED OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

NOTICE OF WITHDRAWAL

I previously elected to surrender eligible options for exchange in the Exchange Offer and now wish to withdraw one or more of my surrendered eligible stock option grants.  I understand that by signing this notice of withdrawal and delivering it pursuant to the instructions described in Section 4, Withdrawal Rights of the Offer to Exchange document and the instructions contained herein, I will be withdrawing my election with respect to the eligible options specified below.

By withdrawing my prior election to surrender eligible options for exchange, I understand that I will not receive any new stock options for, and will continue to hold, the eligible options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such stock option(s).  Check the applicable box below for the eligible options previously surrendered which you wish to withdraw:

☐    I wish to withdraw all eligible options previously surrendered, or

☐    I wish to withdraw the following previously surrendered eligible options listed below (NOTE: If you check this box, please provide the information below with respect to each of the eligible options previously surrendered that you wish to withdraw):

Grant Date	Number of Eligible Options	Exercise Price	Check Box for Each Eligible Stock Option Grant to be Withdrawn from Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange

I hereby represent and warrant that I have full power and authority to withdraw the previously surrendered eligible options as specified above.  Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible options or new stock options, or my spouse or registered domestic partner has consented to and agreed to be bound by this notice of withdrawal.  Upon request, I will execute and deliver any additional documents deemed by Monarch to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this notice of withdrawal.

I agree that Monarch has made no representations or warranties to me regarding my rejection of the Exchange Offer.  I agree that Monarch has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of my decision to withdraw previously surrendered eligible options.  The withdrawal of my eligible options is at my own discretion.  I agree that Monarch will not be liable for any costs, taxes, losses or damages that I may incur as a result of my decision to withdraw my eligible options in the Exchange Offer.

I hereby elect to withdraw the eligible stock option grants indicated above that I previously elected to surrender for exchange in the Exchange Offer.

If you have any questions, please contact Ronald Rowan, Chief Financial Officer and Treasurer by email at RRowan@MonarchCasino.com.

Employee Signature	Date and Time

Employee Name Printed

Email Address

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.             Defined terms. All capitalized terms used in this notice of withdrawal but not defined have the meaning given to them in the Offer to Exchange document.

2.             Expiration. The Exchange Offer and any rights to surrender, or to withdraw your eligible options will expire at 9:00 p.m., Pacific Time, on June 18, 2010 (or on a later date if Monarch extends the Exchange Offer).

3.             Delivery of notice of withdrawal.  If you intend to withdraw one or more previously surrendered stock eligible option grants in accordance with the Exchange Offer, you must complete and sign the paper notice of withdrawal in accordance with its instructions and send it to Ronald Rowan, Chief Financial Officer and Treasurer by hand or by interoffice mail at Monarch Casino & Resort, Inc., 3800 South Virginia Street, Reno, NV 89502, or by email to RRowan@MonarchCasino.com. The properly completed and duly executed notice of withdrawal must be received as specified above before the end of the election period, or if the Exchange Offer is extended by us in our sole discretion, the extended end of the election period.  Your paper notice of withdrawal will be effective only upon receipt by Monarch. The delivery of all documents is at your own risk.  Withdrawals may not be rescinded, and any eligible options withdrawn from the Exchange Offer will thereafter be deemed not properly surrendered for exchange in accordance with the Exchange Offer, unless your eligible options are properly re-surrendered before the expiration of the Exchange Offer by following the procedures described below in Instruction 4.

4.             Re-surrender of eligible options. If you have withdrawn eligible options you may elect to re-surrender such options by making a new election by submitting a paper election form listing all the eligible options you wish to re-surrender for exchange. If you submit a new paper election form, the new paper election form must be signed and dated after your notice of withdrawal.  Upon the receipt of such a new, properly completed, signed and dated paper election form, any previously submitted notice of withdrawal will be disregarded with respect to such options listed on the new election form.  You will be bound by the last properly submitted election form or notice of withdrawal received by Monarch prior to 9:00 p.m., Pacific Time, on June 18, 2010 (or, if the Exchange Offer is extended, prior to the expiration of the extended Exchange Offer).

5.             Signatures on this notice of withdrawal; Amendment.  Except as described in the following two sentences, this paper notice of withdrawal must be signed by the eligible employee who withdraws the eligible option exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible option.  If the eligible employee’s name has been legally changed since the stock option agreement was accepted, proof of the legal name change must be submitted with the notice of withdrawal.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

6.             Requests for assistance or additional copies.  If you have any questions regarding the notice of withdrawal, please contact Ronald Rowan, Chief Financial Officer and Treasurer by email at RRowan@MonarchCasino.com.  If you would like to request additional copies of the Offer to Exchange document, this notice of withdrawal, or other documents related to the Exchange Offer, please send your request to Ronald Rowan, Chief Financial Officer by hand or by interoffice mail at Monarch Casino & Resort, Inc., 3800 South Virginia Street, Reno, NV 89502 or by email at RRowan@MonarchCasino.com. All copies will be furnished promptly at Monarch’s expense.

7.             Irregularities. Monarch will, in its sole discretion, determine the eligibility of options for exchange in the Exchange Offer and the eligibility of employees to participate in the Exchange Offer. In addition, Monarch will determine, in its sole discretion, all questions as to validity, form, eligibility, time of receipt, and acceptance of any surrender (or withdrawal) of eligible options for exchange. Neither Monarch nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice. No surrender of eligible options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee or waived by Monarch. Subject to any order or decision by a court or arbitrator of competent jurisdiction, Monarch’s determination of these matters will be final, conclusive and binding on all persons.

8.             Additional documents to read. You should read the Offer to Exchange document and this notice of withdrawal before deciding whether or not to withdraw any previously surrendered eligible options from the Exchange Offer.

9.             Important tax information. You should consult your own tax advisor and refer to Section 13 of the Offer to Exchange document, which contains important U.S. tax information.